China Education Alliance, Inc. (CEU)
Shareholder Update Conference Call

Tuesday, December 7, 2010 at 10 a.m. Eastern

Dial-In Information:
TOLLF-FREE   1-877-941-8410
TOLL/INTERNATIONAL   1-480-629-9806

View Q Information:
Alan & HSC Global Team:
1.) Click on www.meetingsight.com,
2.) Enter User Name 744KMcClendon,
3.) Enter Password 2530818,
4.) Enter Conference Number 4390901.

Zack Pan & CEU:
2.) Click on www.meetingsight.com,
2.) Enter User Name 744KMcClendon01,
3.) Enter Password 253081801,
4.) Enter Conference Number 4390901.

Operator:     Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the China Education Alliance Shareholder Update Conference Call.  During this Conference call, all participants are in a listen-only mode except speakers.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce our host, Alan Sheinwald, Managing Director of HSC Global.  Thank you.  Please go ahead, Mr. Sheinwald.

Alan Sheinwald:     Thank you very much.  Good morning, everybody in North America and good evening to those of you in China, and welcome to the China Education Alliance shareholder update conference call.  With us today is Chairman and CEO of the Company, Mr. Xiqun Yu, and Chief Financial Officer, Mr. Zack Pan, who will be the translator and will also be speaking on behalf of Mr. Yu.

I’d like to remind listeners that during the call, management’s prepared remarks may contain forward-looking statements which are subject to risks and uncertainties.  Management may make additional forward-looking statements in response to your questions today.  Therefore, the company claims protection under Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from results discussed today and, therefore, we refer you to a more detailed discussion of these risks and uncertainties in the Company’s filings with the SEC.  In addition, any projections as to the Company’s future performance represented by management include estimates today, as of December 7, 2010, and the Company assumes no obligation to update these projections in the future as market conditions change.

And at this time, I’d like to welcome the Chairman, Mr. Yu, who will give opening comments and will be translated by Zack Pan, CFO.

Mr. Yu:
Opening comments by Mr. Yu (translated by Zack)

在过去一周,     我们收到大量的投资人电话和电邮． 我们夜以继日的回答大家的询问． 为了对我们现在和未来的投资人作出统一公开问答，我们认为有必要以此电话会议来回复我们的投资者， 次电话会议将被录音作为公司的公共记录.
我和公司的ＣFＯ收集并总结了一些关键的问题,     并准备了答案． 我们认为这些包括了最重要的最关心的问题.

我们认为公司的真诚，信誉第一重要,     希望这次电话会议更能提高公司的披露与透明度.     另外，公司通过常驻美国的ＣＦＯ与美国的投资人交流及会晤,     及时提交ＳＥＣ的财务报表， 定期发布新闻等方式来加强与投资人的密切关系， 使你们能更好的理解公司的运作,     重大决定和成长战略.

除此以外， 我们我们还安排了投资人月底参观我们在北京的设施， 哈尔滨的总部和培训中心． 也许此时哈尔滨天气寒冷，但我们迷人的冰雕节会让您留下难忘的记忆.     我诚挚的欢迎你们参观,     并期待着亲自与你们讨论我们的激动人心的发展规划.

Zack Pan:     The following is the TRANSLATION OF MR. YU’S OPENING COMMENTS

Over the last week, we have received a significant number of calls and emails from investors. We have worked around the clock to respond to each investor inquiry. To be consistent and open with all our current and prospective investors, we thought it appropriate to address the investment community on this call which will be recorded and held as part of our Company public records.

Our Chief Financial Officer and I have collected and summarized a number of the over-riding questions which have been posed and have prepared responses we think addresses the most important themes.

We stand by the integrity of our company and hope that our disclosure and transparency provided by this conference call, in addition to having a U.S. based CFO that is always available for US based investor meetings, timely financial reporting to the SEC, and periodic press releases will help investors foster close ties and a clearer understandings of our business operations, business decisions and growth strategies.

In addition, we have scheduled a shareholder tour for later this month at both our Beijing facility and headquarters and training centers located in Harbin. While it might be cold our amazing ice festival will help make your visit quite memorable. I welcome you to attend and look forward to personally discussing our exciting growth plans.

This concludes translation of Mr. Yu’s opening remarks.

Since the past week I have worked closely with the Chairman, our IR firm, our lawyers, and auditor, to address the current situation at hand in the most efficient and responsible manner possible. China Education Alliance has always strived to be a transparent company and we will continue to cross language and cultural barriers to actively engage the investment community and be responsive to their needs.

We recognize that many of our investors do not have the ability to readily visit our facilities and operations in China and the distance presents a special challenge. We have always been open to any investor requests to visit our headquarters and training facilities in Harbin, Heilongjiang Province. Recently we announced our annual meeting of stockholders which will take place on December 20, 2010. Following the meeting on the 20th we would like to invite our investors to tour our new facility in Beijing. The next day, the 21st, we will host a tour of our training facilities in Harbin.

Additionally, our website was updated today to include several pictures of our facilities to bridge the gap for our investors who are not able to visit China. We have also posted a video tutorial showing investors a step by step process of how to use our prepaid cards online. Both the pictures and video can be found at   www.chinaeducationalliance.com.

Recently we announced that on November 5, 2010, as a supplemental procedure of our third quarter financial review, our audit firm Sherb & Co.,LLP performed additional confirmation procedures to our bank balances. These procedures were performed by staff members from Sherb’s Beijing office. The confirmation procedures were applied to approximately $67 million or 86% of our total cash balance of approximately $77 million. Such procedures included visits to PRC financial institutions, meeting bank personnel and obtaining cash balance information as of September 30, 2010. As of September 30, 2010 we also maintained approximately $8.6 million in the U.S. at JP Morgan and EastWest Bank and approximately $1.3 million at ICBC bank in Beijing which auditors reviewed related bank statements.  These balances encompass our total cash at September 30, 2010 of $77.5 million. Some questions were raised with regards to the dates on the confirmations.  The confirmations were all processed and sent on the same date.  Sherb sent a staff member with its standard form bank confirmation, who visiting all the banks on the same day to verify the cash balances.  The date was penned by the same staff member when the bank affixed its seal.

More detailed information regarding the additional procedures by our audit firm can be found in the press release issued on December 2nd and the 8k filed with the SEC.

A number of our investors have voiced the opinion that as a NYSE firm they would prefer to have a top name brand audit firm represent CEU. Our current auditor, Sherb & Co., LLP has provided China Education Alliance with timely and accurate review of our financial information for our quarterly and yearend financial results.  Additionally, they have performed enhanced audit procedures at the 3rd quarter this year as discussed above which have been filed with the SEC and reported to our shareholders. The interests of our shareholders are our number one priority and at the moment our board of directors is evaluating their recommendations.  We will gladly update investors when the board reaches a final determination on this issue.

For the purposes of this call, we have categorized the different questions and will be responding to them by reading the question and then the answer.

TOPICS:

MARGINS:

1.	What contributed to the seemingly high gross margins (20+ %) relative to CEU’s competitors? How do you do things so much better?

Gross margins are different with different business segments and at different companies. Our high gross margin was mainly due to the Company’s effective control on costs.  Our higher gross margins are typically received with our on-line course materials, versus our on-site training revenue that requires physical classrooms and teachers. On-line materials typically have higher set up and implementation costs, or fixed costs, and minimal variable costs on a per unit basis, or on a student by student basis. Due to this structural advantage of on-line education, and our large on-line student customer base, we are able to achieve high gross margins. Our high margins are a reflection of our educational products. Other educational company’s margins might differ from ours that might be due to their own course material offered and their own operating structure. The student focus of our on-line effort is geared to middle and high school students. The student focus of other on-line educational companies might be different from ours resulting in different gross profit margins.

2.
What accounts for the majority of the company’s learning card sales? What are the mostly likely locales we will find students using the learning cards?  How many sales people do you have selling prepaid cards?

The majority of our cards are sold by our sales people to students.  We have around 200 sales people located at different areas in North China, not including part-time sale agents.

3.	How does the company explain the declining balance of deferred revenue yet 30+% higher online and combined sales figures in 2009 relative to 2008?

Our deferred revenue declined slightly from approximately $1.2 million in 2008 to $1.0 million in 2009. Our deferred revenue reflects the unearned portion of debit cards sold in the online division and unearned tuition from training centers. The deferred revenue is not necessarily in direct proportion to our revenue. Usually our deferred revenue remains at a relatively low level, as most students consume their debit cards in a short period of time, and mostly tuition fees are expensed monthly. So a change in deferred revenue is not necessarily related to students’ enrollment, and also has no significant impact in subsequent periods.

4.
Given the high margins, how will the company hold on to those margins given that the abundance of similar websites that offer free downloads?  You have publicly stated your intent to invest more capital to training and education centers and not on online – do you see troubling trends as the landscape becomes more competitive and suitable alternatives are available for free?

We realize that some free download learning material is available online. However, most students view the free available material as inferior products. We believe that our testing material is the most updated, high quality and relevant  material to the locale of the students. Most our materials are prepared by famous local and popular teachers, and they are either members of  the high school entrance or college entrance exam paper committee, or certified top-level teachers.  We promote our products to students and parents with this information.

We realize the competition is getting very strong in the education sector in China. However, we believe our business model has its own special advantage and strength. We are confident in our future growth.

INTERNAL CONTROLS:

5.	Why do you not audit “internal controls”? Perhaps it is not required, but it would help to dispel any questions about your financial statements.

Since the inception of the Company, we have constantly been upgrading our internal controls and we believe that we have strict internal controls in place. We are required to and will have our internal controls audited in connection with our December 31, 2010 audit.  We believe our internal controls are adequate and well documented and anticipate having an unqualified opinion on our internal control procedures.

AUDITOR:

6.
An audit committee is a must and it should include at least one partner-level auditor from a recognized institution.  CEU needs to find an auditor more appropriate for a company of its size and investor base.  All of this will cost money but the value that will accrue to equity owners from having an infrastructure that gives US shareholders comfort will vastly outweigh these costs.  So the question is: when can we expect these changes?

We have an independent audit committee consisting of 3 highly trained professionals.   Sherb & Co. LLP has been doing a competent job for us and their audit is thorough and strict. Meanwhile, we are also sensitive to our shareholder’s suggestions, and we will take these suggestions into consideration.

7.	Why the change in auditors every couple of years and why not hire a big-4 audit firm to give credibility to the company?

It was not the Company’s intent to change auditors frequently. We have listened to our investors at different stages of the Company’s growth.  Our current auditor, Sherb & Co., LLP, has been auditing us for three years and they have always delivered timely and accurate service. We will continue to evaluate our investor’s request and make the best decision both for the Company and investors.

SAIC AND SEC FILINGS:

8.	Please explain the discrepancy between the financials filed with the SEC and the SAIC filings.

Every U.S. listed Chinese company with actual business operations in China has to file financial statements with at least three agencies: The SEC, China's State Administration of Industry and Commerce (SAIC), and the Chinese State Administration of Taxation (SAT).

SAIC

The SAIC (http://www.saic.gov.cn) is primarily responsible for business registration, business licenses and acts as the government supervisor of corporations. The SAIC is the Chinese government registrar for official documents like articles of incorporation, legal persons, registered capital and company ownership. In order to renew their annual business licenses, all Chinese companies must file a so-called 'Company Annual Inspection Report' with the SAIC between March and June every year. This report includes financial statements such as balance sheet and income statement, but those numbers are not verified or audited by the SAIC. The agency is primarily concerned with legal compliance issues and not with operating data or taxes.

State Administration of Taxation (SAT)

Chinese companies pay a variety of taxes as VAT, Enterprise Income Tax (EIT), business tax and payroll taxes. The tax filings made with the SAT (http://www.chinatax.gov.cn) are much more similar to SEC filings than what has to be submitted to the SAIC for business licenses. The SAT requires audited financial data including balance sheet, income statement and cash flow statement and the tax bureaus audit those reports quite frequently themselves and fine offenders who under-report to the SAT. Financial statements to the SAT are much more reliable than SAIC filings.  It is with the SAT numbers that our auditor verifies our earnings.  Unfortunately, these reports are not readily available to the public.

Reasons for non-matching SAIC/SEC Numbers

There are several legitimate reasons for SAIC reported financial statements not to match those numbers filed with the SEC. First of all, the SAIC is the business registrar and not the Chinese equivalent of the SEC. The SAIC does neither review nor audit financial statements submitted with the annual inspection report. Most companies see the sole purpose of an SAIC filing in getting their business license renewed, and some even hire a third party to do the filing for them. In our case, we have outsourced our filing work to a third party agent too and their filings are as a matter of custom, not reviewed by us because the SAIC does not require reviewed or require audited financial statements.  Oftentimes, Chinese companies access SAIC filings to learn more about their competitors to gain a commercial advantage.  As a result many companies have understated their financial results in such filings. Investors knowledgeable in the China field do not rely on SAIC filings as a basis for determining the company’s financial position.  Rather they rely on a company’s tax filings and payments to the authorized PRC government authorities.

Another reason is the difference in accounting principles. Chinese documents are audited under PRC GAAP, while SEC filings are based on U.S. GAAP standards for financial reporting. There are many differences between those standard, starting with how revenue is recognized. I can't get into detail here but the bottom line is that certain key numbers don't have to be the same in order to still both be correct.

Business Consolidation: In China every legal entity has to file its own annual inspection report with the SAIC. This includes every individual division or subsidiary of the U.S.-listed company and a separate report from the parent company. Sometimes the parent report is consolidated while other times it is not. Inter-company transactions might be treated differently than in the U.S. For U.S. GAAP purposes, inter-company transactions are treated carefully to avoid double counting. However, for PRC tax purposes, PRC tax professionals may seek to use inter-company transactions in ways to minimize tax. This includes using different consolidation approaches and/or using inter-company transactions to allocate profits to entities that are subject to lower tax rates (including Hong Kong companies or PRC entities that have special tax benefits).

Overseas Activities: SAIC filings only reflect business activities in the PRC while filed reports with the SEC have to reflect worldwide financial data for the consolidated U.S.-listed company. Revenue that is generated overseas or assets held outside of the PRC (even Hong Kong) will not be included in the SAIC filings. Another good example for the effects is that cash that a company keeps on U.S. bank accounts to pay for overseas expenses might not show up on the balance sheet submitted to the SAIC.

Notwithstanding the above mentioned reasons, because of the recent attacks on Chinese companies and the severe discrepancies between SAIC and SEC filings, we will be more vigilant on the reports filed by our agent to ensure accuracy of such reports.

SHARE BUYBACK

9.
The company initiated a 1 million share buy back program in 2008. According to your 2009 10K, no shares has been bought in 2009.  Considering the stock is currently valued at less then it's Enterprise Value which is extremely rare, do you intend to buy back any shares at these very low valuations?

At this point in time, our focus will be on restoring investor confidence in us and using assets to expand our operations.  However, we are keeping all our options open and may consider a share buyback at the appropriate time.

10.
What was the purpose of raising additional capital in the most recent stock offering?  Why was a secondary offering necessary with so much cash on the books for the company? And if we should expect more dilution going forward.

When you look back you will see that at the time of offering we didn’t have this much cash balance as compared to today ($77 million). We had about $38.8 million cash at the time of offering. We planned to acquire a vocational training center at that time. However, due to market competition we didn’t accomplish that goal.

Another important reason for the offering was to increase the Company’s visibility and our shareholder base. We were a small OTCBB company for most of the past few years. The offering helped us with the trading volumes of our stock and increased the Company’s visibility greatly.  In part, thanks to the offering, we were successfully upgraded to NYSE listing in January this year. We do not plan to raise more capital presently and will focus on using our funds wisely and efficiently by building more training centers and making accretive acquisitions.

11.	Will the CEO buy shares?

The CEO’s annual salary is only about $20,000, and his shares are restricted. Currently he does not have enough funds to buy stock. The board is considering a raise for him, and if he gets a raise, he may use part of the raise to buy some shares.

INTEREST

12.	Why is interest income so low with $80M in cash?

We earn 0.36% on our deposits with the banks in China, and 0.2% on our deposits with US banks . Based on these rates our interest income is accurate with market yields.   However, we are considering investors’ suggestion on how to get better rates of return on our cash balances.

FACILITY

13.	A complete and logical explanation needs to address the recent allegations regarding the facilities of CEU.

The Company has many training centers, and they are used for different purpose. The one that has been questioned more recently is one of our older training centers, which requires some maintenance and remodelling work. The facility was in the process of being remodeled when a video was taken.

That building’s remodelling has now been completed. We plan to cooperate with one of the famous arts colleges and use this remodeled building as a training center for students preparing for entry into colleges for the arts. The program is still in the planning stage.

We believe it is irresponsible for anyone to use footage of a building that was undergoing remodeling without inquiry or investigation to allege fraud on our part.

OPERATIONS

14.	What growth do you plan to achieve in 2011?

As in the past we will release our 2011’s revenue and earnings projection when we release our 2010 annual report.

We would like to state for the record that the recent rumors have badly hurt the Company’s reputation. Since the rumors came out, about 10 major media agencies in China have reported it. As you know, our reputation is critical to our performance as an education company. Once the image is tainted, it will take time to recover. At this time management is under great pressure to minimize the negative impact by proving our integrity, while trying our best to reach our goals.

15.	How do most of your customers pay for the online tests?

The Company employs a sales force of approximately 200 individuals working on a salary and commission basis that sell our cards to students. Each salesperson has its own customer base. When customers need cards they usually contact our sales rep, and the cards are delivered to their hands on time.

16.	What are your learning cards face values? Please also provide me a prepaid card to test the online download

Our learning cards have 4 face values: 10, 20, 50, and 100 RMB. We have provided 20 cards with user name and password for our investors to test online.  If you need a card to test please contact our IR firm, Alan Sheinwald at HSC Global.

17.	Can you summarize the revenue breakdown of CEU so that investors are more aware what amount of revenue comes from various segments of the business?

Our two major lines of revenue:
Online downloadable exam preparation material,  about 60% of our total revenue.
Onsite training centers, about 30% of our total revenue.
We also have less than 10% revenue from other sources, mostly online advertising and network services.

18.	Are websites, training facilities in operation and all assets real and do you believe that your Income statement, balance sheet and statement of Cash flows filed with the SEC are accurate?

Our websites, training facilities and assets, along with our financial statements are audited annually and reviewed quarterly by an independent third party auditor. Our reports are reliable.   So as to give comfort to our investors, we are literally opening our doors to our investors to view our facilities both in Beijing and in Harbin.  Details are found in our press release of December 3, 2010 and also our Current Report on Form 8-K filed with the SEC on the same day.

WEBSITE

19.
Why does the company’s websites have so many non-functioning payment systems and broken links? How large is your technology team. Do you ever get complaints from customers? What percent of your online revenues come from Prepaid vs. Direct Pay (credit or debit card?).

Our server is located in North China and we do not have any servers outside of China, so there may be some delays in gaining access from the United States. In the near future we plan to increase the number of servers and improve processing speeds to help minimize this problem in the future.

The Company has approximately 50 people on its technology team.

Almost all our online revenues are from prepaid cards.  Revenue is recognized upon downloading of exam preparation materials being accessed by the student /customer in accordance to US GAAP and our revenue recognition policy.  Prepaid sales cards are distributed primarily in the Northern provinces.   Since we derive all our online revenue through the sales of prepaid card as opposed to payment online, we have disabled the credit card payment function on our website and it has been disabled for some time.   We have presently removed the credit card payment option on our website.

As a reminder we have provided an online tutorial of how to use our prepaid cards which can be found on the homepage of our website.

20.	Why were there so many error screens on the website when you click on a link?

Our technicians maintain and monitor our website daily. Maintenance work is usually conducted after hours, which is day time in the U.S.   Also, there could be some delay in accessing our website from overseas as our server is primarily located in China.   Based on our daily monitoring record, we do not see many errors.   We would be happy to demonstrate the use of our website at our tours later this month.

21.	How do you explain the low traffic counts to the company’s websites? Please provide some user metrics and how those have trended during the past 2 years.

There is no global standard for statistics on website traffic and there are several different measurement criteria that may be used.  We believe that the Alexa website is a useful tool to gauge our website traffic. Alexa ranks us as 1,845th in China and 15,259th globally.  This rank has been stable in the past.   If you are interested, you may do a search on Alexa.com and look for our website at www.edu-chn.com .  Considering that we are 1,845 in all of China and the size of the Chinese population, we do not regard our website as having a low traffic count.

FINANCIAL RESULTS:

22.	Are your financial figures correct or will we see an adjustment of revenues like with other Chinese companies over the past weeks?

Our financial statements are accurate and we do not expect any adjustments. Actually, the SEC just finished reviewing our 2009 10K with some comments in late October. We then re-filed our 10K including these comments on October 28, 2010, but there was no revision to our financial statements.

This concludes our formal comments.

Again, we would like to thank our shareholders and everyone who has participated on today’s call. We look forward and welcome those of you who will be able to attend our annual stockholders meeting on December 20th. For those of you who cannot attend we invite you to visit our website to view the pictures of our facilities in China. If you have any further questions, I’d appreciate it if you would feel free to contact myself or Alan Sheinwald of HSC Global.